Exhibit 10.3

OUTSIDE DIRECTOR COMPENSATION PACKAGE

Effective January 1, 2008, CompuCredit Corporation (the “Company”) will pay each outside director who is independent in accordance with the NASDAQ and SEC rules governing director independence (an “Eligible Director”) the following for service to the Company:

Annual Cash Retainer	$50,000
Attendance Fee for Each Board Meeting (including telephonic attendance)	$2,500
Attendance Fee for Each Committee Meeting (including telephonic attendance)	$1,000

In addition, the Chairman of the Audit Committee will receive an additional annual fee of $25,000. The Chairman of each of the Nominating and Corporate Governance Committee and the Compensation Committee will receive an additional annual fee of $5,000.

Each Eligible Director will also receive an annual award of the Company’s equity with a value of $50,000 on the grant date. Each Eligible Director can elect to receive the equity award in one of the following forms:

•	$50,000 award of restricted stock that vests in three equal annual installments beginning on the first anniversary of the grant date;

•	$50,000 award of stock options that expire five years from the grant date; or

•

$25,000 award of restricted stock that vests in three equal annual installments beginning on the first anniversary of the grant date and $25,000 award of stock options that expire five years from the grant date.

The Company will also reimburse all reasonable out-of-pocket travel expenses that are incurred in connection with board and committee meetings.